EXHIBIT 99.1

Westmoreland Reports
Third Quarter 2008 Results

•	Operating income for third quarter 2008 of $2.3 million, compared to an operating loss for third quarter 2007 of $3.4 million.

•	Net loss applicable to common shareholders of $3.5 million for third quarter 2008 compared to net loss $7.4 million for third quarter 2007.

•	Income for the third quarter 2008 was unfavorably impacted by a $2.6 million net charge for the anticipated settlement of two coal royalty claims and $0.8 million impairment of marketable securities. The impact of this claim was partially offset by a $0.9 million gain on the sale of an interest in a power project.
     Colorado Springs, Colorado — November 14, 2008 — Westmoreland Coal Company (NYSE Alternext US:WLB) reported today its third quarter 2008 financial results.
     Net loss applicable to common shareholders was $3.5 million ($0.37 per basic and diluted common share) for the quarter ended September 30, 2008, compared to a net loss of $7.4 million ($0.81 per basic and diluted share) for the quarter ended September 30, 2007. Our results were negatively impacted during third quarter 2008 by a $2.6 million charge taken for the anticipated settlement of two coal royalty claims and $0.8 million charge for an other-than-temporary impairment of marketable securities. Third quarter 2008 also benefited from a $0.9 million gain on the sale of our interest in the Ft. Lupton power project. The third quarter of 2007 was negatively impacted by a $1.7 million restructuring charge and a $1.1 million write-off of inventory associated with the new contract at our Jewett Mine.
     The third quarter of 2008 benefited significantly from a reduction in our mining costs, an increase in our power revenues, a decrease in our power costs, a decrease in our heritage health benefit costs, and reductions in our corporate expenses. The improvement in operating profit and earnings was achieved despite higher depreciation costs at our mining operations due primarily to capital investments, higher commodity costs, and reduced interest income of $0.7 million associated with our debt refinancing activities.
     “We saw continued improvement across the board during the third quarter of 2008 in both our mining and power operations, and had decreases in our corporate and heritage expenses compared to the same period last year,” said D.L. Lobb, Westmoreland’s President and CEO. “Overall, we made a significant improvement in our financial results for the third quarter 2008 despite a $2.6 million net charge for the anticipated settlements of coal royalty claims. We anticipate the final settlement of these royalty claims will be achieved during the fourth quarter allowing Westmoreland to eliminate approximately $45.0 million of potential liabilities.
     We have also undertaken a significant strategic step at our Westmoreland Resources, Inc. subsidiary by forming Absaloka Coal LLC and closing a series of transactions that could allow us to benefit from the Indian Coal Production Tax Credits available under the Federal Energy Policy Act of 2005. A favorable Private Letter Ruling from the Internal Revenue Service, if received by next spring, could increase Westmoreland’s before-tax cash flows by $37.1 million through 2012. We will continue to focus on the restructuring initiatives initiated in May 2007 with a keen focus on cost controls.”
     For the nine month period ended September 30, 2008, net loss applicable to common shareholders was $33.2 million ($3.50 per basic and diluted common share), compared to a net loss of $11.3 million ($1.24 per basic and diluted common share) for the first nine months of 2007. Net income was negatively impacted during the first nine months of 2008 by $8.1 million of interest expense attributable to the beneficial conversion feature of our convertible notes issued in March 2008, $5.2 million in losses on extinguishment of debt resulting from the refinancing of our WML and ROVA subsidiaries, a $2.6 million net charge on the anticipated settlement of two royalty claims, a $0.8 million impairment of certain marketable securities, and a $0.6 million restructuring charge. Earnings were favorably impacted during the first nine months of 2007 by a $5.8 million gain and $0.6 million of interest income from the Combined Benefit Fund settlement, a $5.6 million gain on the sale of a coal royalty interest, offset by a $4.0 million restructuring charge, a $1.1 million inventory write-off associated with the new contract at our Jewett Mine, and $0.8 million of expense from the Absaloka mining contract buyout. Our operating income from coal operations decreased $2.1 million in the first nine months of 2008 from the comparable period in 2007 as a result of reduced tons shipped by our Absaloka Mine as a result of a ten-day work stoppage in June 2008, royalty claim settlements, unscheduled customer outages and higher fuel, depreciation and depletion costs.
Coal Operations
     The following table shows comparative coal revenues, sales volumes and cost of sales for third quarter of 2008 and third quarter of 2007:

	Quarter Ended September 30,
			Increase
	2008 (1)	2007	(Decrease)
	(in thousands)		$	%

Coal Revenues	$117,288	$106,670	$10,618	10.0%
Cost of sales — coal	97,593	88,388	9,205	10.4%
Tons sold — millions of equivalent coal tons	7.8	7.7	0.1	1.3%
Coal sales realization per ton sold	$15.09	$13.83	$1.26	9.1%

(1)	Coal revenue and cost of sales include $12.2 million related to the settlement of two coal royalty claims at our Rosebud Mine. The amount represents the portion of the settlement that will be reimbursed by the Rosebud Mine’s customers. Excluding this amount, coal revenue decreased 1.4%, cost of sales — coal decreased 3.3%, and coal sales realization per ton sold decreased 2.2%.
     Excluding the effect of the anticipated royalty settlements, our coal segment’s revenues decreased by approximately $1.5 million from the third quarter of 2007 to the third quarter of 2008. The decrease was primarily the result of the impact of our Jewett Mine’s new cost-plus contract, which was partially offset with increased production at our Absaloka Mine.
     Coal operations operating income was $4.7 million in both the third quarter of 2008 and the third quarter of 2007. Significant operational and cost improvements were offset by the $2.6 million net charge for the anticipated royalty settlements at our Rosebud Mine and a $1.0 million increase in depreciation and depletion expense over the prior year period.
Power Operations
     For the third quarters of 2008 and 2007, ROVA produced 441,000 and 435,000 MW hours, respectively, and achieved average capacity factors of 95.8% and 96.0%, respectively.
     Our power segment’s revenues in the third quarter of 2008 increased by approximately $0.5 million from the third quarter of 2007. This increase was primarily the result of an increase in MW hours sold attributable to unplanned outages during the third quarter of 2007. Our power operations operating income was $6.6 million in

2008 compared to $3.7 million in 2007 due to the improved revenues, significant cost reductions, and the $0.9 million gain on the sale of our interest in the Ft. Lupton power project.
Heritage Costs
     During the third quarter of 2008, our heritage segment’s costs decreased by $0.8 million from the third quarter of 2007. Our 2008 black lung and retiree medical costs both decreased in the third quarter due to favorable changes in actuarial projections related to an increase in the 2008 discount rate.
Corporate
     Our corporate segment’s selling and administrative expenses decreased by $1.1 million in the third quarter of 2008 compared to the third quarter of 2007. This decrease was primarily due to reduced business development expenses and reduced personnel costs resulting from the execution of our restructuring plan. We also incurred a $1.0 million restructuring charge during the third quarter of 2007.
Interest Expense, Loss on Extinguishment of Debt, and Other Income (Expense)
     Interest income decreased $0.7 million in the third quarter of 2008 compared to the third quarter of 2007. The decrease was primarily due to a large portion of our restricted investments being used in the refinancing of our power and mining debt obligations during the first and second quarters of 2008. Other income (expense) decreased $0.8 million in the third quarter of 2008 compared to the third quarter of 2007, primarily due to other-than-temporary declines in the value of certain marketable securities.
Cash Flow from Operations
     Cash provided by operating activities decreased $32.5 million in the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 primarily as a result of a $22.0 million increase in our net loss. In 2008, the Company’s operating cash flows were also negatively impacted by $3.1 million in severance payments associated with our restructuring plan. Our 2007 operating cash flows benefited from $5.6 million of cash received from the black lung trust fund and $10.0 million of cash from a reserve dedication fee from a customer.
Liquidity
     In the first nine months of 2008, we took three significant steps to improve liquidity:
     First, on March 4, 2008, the Company completed the sale of $15.0 million in senior secured convertible notes to an existing stockholder. Second, on March 17, 2008, our Westmoreland Partners subsidiary completed a refinancing of the ROVA Power Project debt. The refinancing paid off all outstanding bank borrowings, bond borrowings, and the ROVA acquisition loan, and eliminated the need for the irrevocable letters of credit, which supported the bond borrowings. Lastly, on June 26, 2008, our Westmoreland Mining subsidiary completed a refinancing of its term and revolving debt. The refinancing extended the repayment schedule through 2018, with principal payments starting in 2011.
     As a result of these steps, working capital improved by $73.9 million from December 31, 2007 to September 30, 2008.
     In addition to the above actions, after the end of the third quarter on October 16, 2008, our Westmoreland Resources, Inc. subsidiary entered into a series of transactions in order to enable WRI to more fully monetize the Indian Coal Production Tax Credits available to it. If a favorable Private Letter Ruling is received from the Internal Revenue Service on the transactions, the Company could realize net cash flows of up to $37.1 million before taxes, through 2012.

     Westmoreland Resources, Inc. has a revolving line of credit that matures on November 28, 2008. While we have reached an understanding with lenders regarding renewal, renewal is subject to final lender approval. If the line of credit were not renewed, the Company would be required to seek additional sources of financing.
     Additional Information
     Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended September 30, 2008, for additional information.
     Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.
Forward Looking Statements
     Throughout this press release, the Company makes statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from future results, levels of activity, performance or achievements, or industry results, expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the material weaknesses in the Company’s internal controls over financial reporting identified in the Annual Report on Form 10-K for the year ended December 31, 2007, or our 2007 Form 10-K, and the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to refinance the revolving line of credit of Westmoreland Resources, Inc.; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the receipt of a favorable private letter ruling from the IRS related to the Indian Coal Production Tax Credits; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; the cost of meeting future bonding requirements for our new mining areas; weather conditions; the availability of transportation; labor relations; finalization of settlement of coal royalty claims; the results of pending litigation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the risk factors set forth in our 2007 Form 10-K and our Form 10-Q for the quarter ended September 30, 2008; and the other factors discussed in Note 18 to our Form 10-Q for the period ended September 30, 2008. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.
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Contact: Diane Jones (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
		(In thousands, except per share data)
Revenues:
Coal	$117,288	$106,670	$318,102	$311,508
Energy	23,969	23,469	67,970	66,775
Independent power projects — equity in earnings	48	94	250	277

	141,305	130,233	386,322	378,560

Cost and expenses:
Cost of sales — coal	97,593	88,388	264,697	255,826
Cost of sales — energy	14,884	15,346	43,623	42,724
Depreciation, depletion and amortization	10,969	9,864	30,879	28,363
Selling and administrative	9,757	10,578	30,554	34,211
Restructuring charges	—	1,733	628	4,012
Heritage health benefit expenses	6,659	7,607	21,867	17,812
Loss (gain) on sales of assets	(883)	157	(1,505)	(5,677)

	138,979	133,673	390,743	377,271

Operating income (loss)	2,326	(3,440)	(4,421)	1,289

Other income (expense):
Interest expense	(5,839)	(5,934)	(17,396)	(18,754)
Interest expense attributable to beneficial conversion feature	—	—	(8,108)	—
Loss on extinguishment of debt	—	—	(5,178)	—
Interest income	1,264	2,001	3,817	6,496
Minority interest	—	(464)	—	(1,194)
Other income (expense)	(774)	25	(559)	174

	(5,349)	(4,372)	(27,424)	(13,278)

Loss from continuing operations before income taxes	(3,023)	(7,812)	(31,845)	(11,989)
Income tax expense (benefit) from continuing operations	130	(95)	373	(3)

Loss from continuing operations	(3,153)	(7,717)	(32,218)	(11,986)
Discontinued operations:
Income from discontinued operations	—	689	—	1,724

Net loss	(3,153)	(7,028)	(32,218)	(10,262)
Less preferred stock dividend requirements	340	340	1,020	1,020

Net loss applicable to common shareholders	$(3,493)	$(7,368)	$(33,238)	$(11,282)

Net loss per share from continuing operations:
Basic	$(0.37)	$(0.88)	$(3.50)	$(1.43)
Diluted	$(0.37)	$(0.88)	$(3.50)	$(1.43)
Net income per share from discontinued operations:
Basic	$—	$0.07	$—	$0.19
Diluted	$—	$0.07	$—	$0.18
Net loss per share applicable to common shareholders:
Basic	$(0.37)	$(0.81)	$(3.50)	$(1.24)
Diluted	$(0.37)	$(0.81)	$(3.50)	$(1.24)
Weighted average number of common shares outstanding:
Basic	9,537	9,151	9,493	9,094
Diluted	9,600	9,332	9,525	9,348

Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	(In thousands)
	Nine Months Ended
	September 30,
	2008	2007
Cash Flow (Unaudited)
Net cash provided by operating activities	$32,964	$65,430
Net cash provided by (used in) investing activities	$9,712	$(29,758)
Net cash provided by (used in) financing activities	$(9,343)	$(47,666)

	(In thousands)
	September 30,	December 31,
	2008	2007
Balance Sheet Data (Unaudited)
Total assets	$811,472	$782,528
Total debt	$285,054	$271,448
Working capital (deficit)	$(9,134)	$(82,967)
Shareholders’ deficit	$(192,138)	$(177,257)
Common shares outstanding	9,656	9,427